SUB-ITEM 77M:  Mergers

Pursuant to the Securities Act of
1933, as amended, and the General
Rules and Regulations thereunder, a
Registration Statement on Form N-
14, SEC File No. 333-194582, was
filed on March 14, 2014. This filing
relates to an Agreement and Plan of
Reorganization whereby Federated
Short-Intermediate Total Return
Bond Fund (Surviving Fund), a
portfolio of Federated Institutional
Trust, acquired all of the assets of
Huntington Short-Intermediate Fixed
Income Securities Fund (Acquired
Fund), a portfolio of The Huntington
Funds, in exchange for shares of the
Surviving Fund. Shares of the
Surviving Fund were distributed on a
pro rata basis to the shareholders of
the Acquired Fund in complete
liquidation and termination of the
Acquired Fund.  As a result, effective
May 16, 2014, each shareholder of
the Acquired Fund became the owner
of Surviving Fund shares having a
total net asset value equal to the
total net asset value of his or her
holdings in the Acquired Fund.

The Agreement and Plan of
Reorganization providing for the
transfer of the assets of the Acquired
Fund to the Surviving Fund was
approved by the Board of Trustees at
their Special Meeting held on March
14, 2014 and was also approved by
Acquired Fund shareholders at a
Special Meeting held on May 16,
2014.

The Agreement and Plan of
Reorganization for this merger is
hereby incorporated by reference
from the definitive Prospectus/Proxy
Statement filed with the SEC on April
14, 2014.